                                                                   EXHIBIT 10.29

                                                                  EXECUTION COPY


                               AGREEMENT TO TENDER

          THIS AGREEMENT TO TENDER (this "Agreement"), dated as of May 18, 2001, between Bidder Corporation, a Florida corporation ("Bidder"), Comercial e Inversiones Portfolio Limitada, a limited liability company organized under the laws of Chile ("SH1") and Inversiones Portfolio S.A., a sociedad anonima cerrada organized under the laws of Chile ("SH2" and together with SH1, the "Principal Shareholders").

                               W I T N E S S E T H

          WHEREAS, as of the date hereof SH1 owns 68,569,591 shares of the common stock of Laboratorios Chile, S.A., a sociedad anonima organized under the laws of Chile (the "Company") and SH2 owns 18,003,708 shares of the common stock of the Company and 70,400 ADS (representing 1,408,000 shares of the common stock of the Company) (together with any Shares acquired by the Principal Shareholders after the date hereof, the "PS Shares");

          WHEREAS, Bidder is interested in acquiring one hundred percent of the Company's outstanding shares of common stock (the "Shares"), including any Shares represented by American Depository Shares, pursuant to one or more concurrent tender offers in Chile and the United States (collectively, the "Offer");

          WHEREAS, in order to induce Bidder to commence the offer, Bidder has requested and the Principal Shareholders have agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the premises and the mutual representations, warranties, covenants and agreements contained herein, and on the terms and subject to the conditions set forth herein, and intending to be legally bound the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or referred to below:

          "ADS" or "AMERICAN DEPOSITORY SHARES" means each American Depositary Share issued pursuant to the Amended and Restated Deposit Agreement dated as of January 20, 2000 between the Company and the Bank of New York, N.A., as Depositary, each of which in turn represents twenty (20) Shares.

          "AFFILIATE" of a specified Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the specified Person.

          "ALTERNATIVE TRANSACTION" has the meaning set forth in Section 3.6.

          "BYLAW AMENDMENTS" has the meaning set forth in Section 3.3(a).

          "COMPETING OFFER" has the meaning set forth in Section 3.5.

          "CONTROL" (including, with correlative meaning, the terms "Controlling," "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "EQUAL COMPETING OFFER" has the meaning set forth in Section 3.5.

          "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

          "EXPIRATION DATE" means the date that the Offer expires.

          "HIGHER COMPETING OFFER" has the meaning set forth in Section 3.5.

          "LAW" means any law, rule, regulation or order of any competent governmental or regulatory authority, court or securities exchange, including the Ley de Valores, and any other regulations or rules or applicable decrees issued thereunder, as amended from time to time.

          "LEGAL REQUIREMENTS" has the meaning set forth in Section 4.3.

          "LEY DE VALORES" means Chilean Law No.  18,045, as amended.

          "MATERIAL ADVERSE CHANGE" shall mean any material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole.

          "MINIMUM CONDITION" means the minimum number of Shares that must be tendered in the Offer as set forth in paragraph 7 of Exhibit A hereto, or as subsequently reduced or waived in writing by Bidder.

          "OFFER PRICE" has the meaning set forth in Section 2.1.

          "ORDERS" has the meaning set forth in Section 4.3.

          "PERSON" means any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, governmental entity, joint venture, estate, trust, unincorporated organization or any other entity, association or organization.

          "PS SHARES" has the meaning set forth in the recitals.

          "RELEASE AMOUNT" has the meaning set forth in Section 3.5.

          "SANTA ELISA CONTRACTS" means the Stock Option Agreement dated July 1, 1996, as amended and restated on February 22, 2000, between Comercial e Inversiones Portfolio Limitada and Inversiones Santa Elisa Limitada and the

Stock Option Agreement dated September 4, 1996, as amended and restated on February 22, 2000, between Comercial e Inversiones Portfolio Limitada and Inversiones Santa Elisa Limitada.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC FILINGS" means filings made by the Company with the SEC pursuant to the periodic reporting requirements contained in Sections 13(a), 13(c) or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

          "SECURITIES AUTHORITIES" shall mean all relevant federal, provincial and state securities commissions and stock exchange authorities and similar entities and authorities in the United States and Chile, including the SEC and SVS.

          "SECURITIES LAWS" shall mean, collectively, the Ley de Valores, SVS regulations, Chilean Corporations Law, U.S. federal securities laws and regulations, "blue sky" and other securities laws and regulations of the states of the United States, rules of the Santiago Stock Exchange, rules of the New York Stock Exchange, rules of the American Stock Exchange and any other applicable securities laws, regulations or rules or stock exchange rules, in each case as amended from time to time.

          "SHAREHOLDERS MEETING" has the meaning set forth in Section 3.3(a).

          "SUBSIDIARY" means any corporation or entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or similar Persons) or any other corporation or entity which consolidates with such Person.

          "SVS" means the Superintendencia de Valores y Seguros of the Republic of Chile.

          "TENDER OFFER DOCUMENTS" shall mean, collectively, (i) any and all tender offer announcements required by Ley de Valores, the tender offer prospectus required to be filed under Ley de Valores and all other documents required to be filed by Bidder under Chilean Law in connection with the Offer (and in each case, together with all amendments and supplements thereto), (ii) any pre-commencement filing made by Bidder with respect to the Offer, and (iii) the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto) with respect to the Offer, which shall be filed by Bidder on the date of commencement of the Offer, and which shall contain (as an exhibit or otherwise) or incorporate by reference the offer to purchase and forms of the related letter of transmittal and other ancillary offer documents and instruments pursuant to which the Offer will be made.

          "TENDERING SHAREHOLDER" means any record or beneficial holder of Shares who tenders Shares into the Offer.

          "THIRD PARTY" has the meaning set forth in Section 3.6.

         Section  1.2 OTHER DEFINITIONAL PROVISIONS.

         (a) The words "HEREOF", "HEREIN", and "HEREUNDER" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

         (c) The terms "dollars" and "$" mean United States dollars.

                                   ARTICLE II

                                  TENDER OFFER

         Section 2.1 AGREEMENT TO COMMENCE OFFER. Subject to the provisions of
Section 2.2, Bidder shall commence, within twenty-one (21) days from the date of this Agreement, an offer to acquire up to 100% of the Shares at a price equal to $1.25 per Share (or $25.00 per ADS) in cash to each Tendering Shareholder; provided, however, that the Bidder may, in its sole discretion, increase the per Share price. The price per Share, or any higher amount per Share as may be paid in the Offer, is hereinafter referred to as the "Offer Price." If the Offer is consummated, the Bidder agrees to pay the Offer Price within three (3) business days of the date the Offer is consummated.

         Section 2.2 CONDITIONS TO COMMENCE OFFER. Bidder's obligation to commence the Offer is contingent upon the following conditions:

         (a) As of the date of the commencement of the Offer, (A) the Company shall have timely filed all reports required to be filed by it pursuant to the Exchange Act, (B) each such report complied as to form in all material respects to the rules and regulations promulgated under the Exchange Act and (C) the Company's SEC Filings shall not have contained at the time of their respective filing untrue statements of material facts and shall not have omitted to state material facts required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

         (b) No change, event or development shall have occurred which would reasonably be expected to cause a Material Adverse Change;

         (c) All the representations and warranties of the Principal Shareholders are true and correct in all material respects as of the date Bidder commences the Offer (other than the representations and warranties set forth in Section 4.4, which representations and warranties, shall be true and correct in all respects); and

         (d) Neither the Company nor its Subsidiaries shall have caused or permitted any of the events set forth in Exhibit B to have occurred after the date of this Agreement.

         Section 2.3 CONDITIONS TO THE OFFER. Except as provided below, Bidder agrees that the Tender Offer Documents shall contain only those conditions identified on Exhibit A hereto as conditions to Bidder's obligation to consummate the Offer. Bidder reserves the right to waive any such conditions.

Bidder will not, without the prior written consent of the Principal Shareholders (which consent may not be unreasonably delayed), impose additional conditions to the Offer, change any conditions to the Offer, or otherwise amend the Offer in any respect; provided, however, that Bidder need not obtain the prior consent of the Principal Shareholders to impose additional conditions or change any condition if such addition or change (i) is imposed by any Securities Authorities, or (ii) does not adversely affect the stockholders of the Company.

         Section 2.4 EXTENSIONS OF THE OFFER. Bidder reserves the right, in its sole discretion, to extend the Offer beyond the Expiration Date as permitted by Law.

         Section 2.5 OPPORTUNITY TO REVIEW AND COMMENT. Bidder agrees to provide the Principal Shareholders with the opportunity to review and comment on (i) the Tender Offer Documents (including any amendments or supplements thereto) and
(ii) any correspondence to Securities Authorities relating to such Tender Offer Documents prior to filing such Tender Offer Documents. Bidder shall provide the Principal Shareholders with copies of any correspondence from Securities Authorities relating to the Tender Offer Documents (including any amendments or supplements thereto) and keep the Principal Shareholders informed of the status and details (including amendments or proposed amendments) of the Tender Offer Documents on a current basis.

         Section 2.6 INFORMATION. Bidder agrees to advise the Principal Shareholders, within one business day, orally and in writing, of any request for information or comments from any governmental agency which could impact Bidder's ability to consummate the Offer.

         Section 2.7 DUE DILIGENCE.

         (a) For a consecutive five business day period commencing no later than the tenth business day prior to the Shareholders' Meeting, the Company, as approved by the Board of Directors, shall have:

         (i) provided, or cause to have been provided to Bidder and its counsel, financial advisors, auditors or other representatives, full access, during normal business hours, to the offices, properties and books and records of the Company and its Subsidiaries and to any previously identified officers, directors, employees, consultants, financial advisors or other personnel of the Company or its Subsidiaries;

         (ii) furnished, or cause to be furnished, to Bidder, its counsel, financial advisors, auditors or other representatives, such information or data relating to the Company and its

                  Subsidiaries as Bidder, its counsel, financial advisors, auditors or other representatives shall reasonably request in advance of or during such five business day period; and

         (iii) provided, or cause to have been provided, copies of all documents, records and information (other than those which cannot be provided by Law or contract) relating to the business or operations of the Company and its Subsidiaries as Bidder, its counsel, financial advisors, auditors or other representatives may reasonably request in advance of or during such five business day period.

Such five business day period will only commence when substantially all of the information requested pursuant to subsections (a)(ii) above is ready for review in a data room in Chile and Argentina; provided, however, that the Bidder shall have delivered in writing to the Principal Shareholders a list of the requested information within seven business days of the date hereof.

         (b) Not later than the tenth business day after commencement of due diligence and, in any event not later than the day prior to the Shareholders Meeting, the Bidder shall notify the Principal Shareholder and the Company as to whether it elects to waive the condition set forth in paragraph 4 of Exhibit A. If Bidder elects not to waive such condition, the Principal Shareholders shall have no further obligations hereunder including with respect to the tender or withdrawal of their Shares hereunder.

         (c) From the date of this Agreement until the second anniversary of the Expiration Date, Bidder shall hold, and shall cause its officers, directors, employees, counsel, financial advisors, auditors and other representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries provided to Bidder, its counsel, financial advisors, auditors or other representatives not previously made publicly available by parties other than Bidder. If Bidder is compelled to disclose confidential information by judicial or administrative process or other requirements of Law, Bidder agrees to disclose only that portion of the confidential information which Bidder believes it is legally required to disclose. Bidder agrees to execute a confidentiality agreement with the Company on customary terms prior to commencing due diligence.

                                  ARTICLE III

                    OBLIGATIONS OF THE PRINCIPAL SHAREHOLDERS

         Section 3.1 AGREEMENT TO TENDER. In order to induce Bidder to commence the Offer, each of the Principal Shareholders agrees to tender (or cause the record owner to tender) all the PS Shares and all shares beneficially and of record owned by them in the Offer on the later of (a) three business days after the commencement of the Offer, and (b) the business day after the Bidder waives the condition set forth in paragraph 4 of Exhibit A, and with respect to any Shares subsequently acquired, one business day after the acquisition of beneficial ownership of such Shares. With respect to any PS Shares that are subject to liens, such Shares will be tendered on the later of the time set forth above or at such time that the liens, including those liens identified on
Schedule 4.4 shall have been removed; provided, however, that in no case shall Principal Shareholders tender any such shares later than the business day prior to the Shareholders Meeting. Except as permitted by Section 3.5, the Principal Shareholders agree not to withdraw any such tendered Shares, until termination of this Agreement pursuant to Section 6.1 hereof.

         Section 3.2 TRANSFER RESTRICTIONS. Except for liens identified in
Schedule 4.4, each of the Principal Shareholders agrees not to, directly or indirectly, sell, transfer, pledge or otherwise encumber any of the PS Shares, other than to Affiliates of the Principal Shareholders who have agreed in writing to be bound by the terms of this Agreement.

         Section 3.3 SHAREHOLDERS MEETING.

         (a) Once the Offer is commenced, the Principal Shareholders shall, in coordination with Bidder, request that the Company's Board of Directors convene an extraordinary meeting of the shareholders of the Company (the "Shareholders Meeting") to be held on the earliest date consistent with applicable notice periods or at such other date as the parties may agree, but in no event earlier than nine calendar days prior to the Expiration Date and no later than five business days prior to the Expiration Date. Except as required by Law, the sole purpose of such meeting shall be the deletion of Article 6 bis, 18 bis, 20 bis, 34 bis, 35 bis, 53 and 56 and the modification of Articles 1, 6, 20 and 39 of the Company's Estatutos as set forth in Exhibit C hereto (the "Bylaw Amendments").

         (b) If Shares representing at least the Minimum Condition have been tendered immediately prior to the Shareholders Meeting, then:

         (i) Bidder shall waive those conditions set forth in paragraphs 3, 4, 7 and 8 on Exhibit A; provided, however, that Bidder's obligation to waive these conditions shall be conditioned upon Bidder receiving from a representative of each of the Principal Shareholders, reasonably acceptable to the Bidder, a certificate that to such person's knowledge after due inquiry, no event or incident has occurred that would cause a default in one of the conditions; and

         (ii) Bidder shall waive any possible default of a condition or failure to meet a condition set forth in Exhibit A that may have occurred or be deemed to have occurred, other than those waived pursuant to clause (i) above, as a result of or with respect to any circumstance, event or incident occurring or existing prior to the Shareholders Meeting that Bidder knew or should have known at such time; provided, however, that Bidder's obligation to partially waive these conditions shall be conditioned upon Bidder receiving from a representative of each of the Principal Shareholders, reasonably acceptable to the Bidder, a certificate that to such person's knowledge after due inquiry, no event or incident has occurred that would cause a default in one of the conditions;

and then, provided that Bidder shall not have revoked, terminated or amended, other than as permitted by Sections 2.1 and 2.3, the Offer, the Principal Shareholders agree to vote at the Shareholders Meeting, and at any adjournment or continuation thereof, all of the PS Shares and all other Shares for which a proxy has been granted to any of the Principal Shareholders in favor of the Bylaw Amendments.

         Section 3.4 PROXY. The Principal Shareholders shall not grant any proxy, enter into any voting trust or take any other action that would restrict their ability to vote the PS Shares or other Shares for which they have received a proxy at the Shareholders Meeting, or at any adjournment or continuation thereof, other than in the manner agreed to herein.

         Section 3.5 COMPETING OFFERS.

         (a) In the event that a bona fide third party tender offer to acquire at least 15% of the Shares or any other Alternative Transaction (as herein defined) is commenced by any party that is not an Affiliate of either of the Principal Shareholders or the Company (a "Competing Offer"), and if the aggregate consideration per Share set forth in the Competing Offer exceeds the Offer Price (a "Higher Competing Offer"), then the Principal Shareholders may request, no earlier than three business days prior to the expiration of the Higher Competing Offer, that they be relieved of the obligation to tender their Shares to Bidder hereunder, and that they be permitted to withdraw the PS Shares from the Offer and tender the PS Shares into the Higher Competing Offer. Bidder shall grant or deny such request within 24 hours of the time the Principal Shareholders make such request. To the extent Bidder grants such consent, then the Principal Shareholders shall be permitted to withdraw the PS Shares from the Offer and tender the PS Shares into the Higher Competing Offer, and shall jointly and severally become irrevocably obligated to pay Bidder the Release Amount not later than three business days after receipt of the consideration paid in the Higher Competing Offer. For purposes of this Agreement, "Release Amount" shall be the difference between (i) the price per Share paid to the Principal Shareholders in any Higher Competing Offer and (ii) the Offer Price, multiplied by the total number of Shares sold by the Principal Shareholders in the Higher Competing Offer.

         (b) If Bidder does not grant its consent to permit the Principal Shareholders to tender the PS Shares into the Higher Competing Offer, then Bidder shall be irrevocably obligated to purchase the PS Shares at a price equal to the Offer Price (i) if the Bylaw Amendment is approved and effective, pursuant to the Offer or, if permitted by Law, in a private transaction or (ii) if the Bylaw Amendment is not approved but a Third Party has control of the Company pursuant to Chilean Law, in a private transaction. In the event that Bidder purchases the PS Shares as provided in this Section 3.5(b) pursuant to the Offer, Bidder will waive all conditions to close the Offer set forth on Exhibit A hereto, except for paragraph 1 of Exhibit A. In the event Bidder purchases the PS Shares as provided in this Section 3.5(b) pursuant to a private transaction, Bidder will so purchase the PS Shares not later than five business days after the expiration or termination of the Offer.

         (c) In the event that a Competing Offer is commenced and if the aggregate consideration offered per Share is equal to or less than the consideration offered by Bidder (an "Equal Competing Offer") and the Principal Shareholders have a reasonable basis for believing that Bidder's Offer will not close due to an existing default of the conditions set forth on Exhibit A, then the Principal Shareholders may request no earlier than two business days prior to the expiration of the Equal Competing Offer that they be relieved of the obligation to tender the PS Shares to Bidder hereunder or to withdraw the PS Shares from the Offer in order to tender the PS Shares into the Equal Competing Offer. Bidder shall grant or deny such request within 24 hours of the time the Principal Shareholders make such request. To the extent Bidder grants such consent, then the Principal Shareholders shall jointly and severally become irrevocably obligated to pay Bidder the Release Amount, if any, immediately upon the closing of the Equal Competing Offer.

         Section 3.6 NO SOLICITATION; ORDINARY COURSE.

         (a) Each of the Principal Shareholders shall not and shall not permit any of its respective Subsidiaries to, nor shall it authorize or permit any of its shareholders, members, owners, officers, directors, Affiliates or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of any Principal Shareholder or any of its Subsidiaries, excluding, however, any Person who is a director or officer of the Company, to directly or indirectly through another Person: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal relating to an Alternative Transaction (as defined below); (ii) participate in any discussions or negotiations regarding any Alternative Transaction; (iii) assist any Person regarding an Alternative Transaction; (iv) call or assist any Person (other than Bidder) in calling a meeting of the shareholders of the Company regarding an Alternative Transaction; or (v) take any action, individually or with any Person that would be inconsistent with the consummation of the transactions contemplated by this Agreement. Each of the Principal Shareholders shall immediately cease and terminate all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" means either (i) a transaction or series of transactions pursuant to which any Person (or group of Persons), including either of the Principal Shareholders, their Subsidiaries and Affiliates (excluding any transfers between the Persons Controlling, under common Control by, or Controlled by the Principal Shareholders), other than the Company and its wholly-owned Subsidiaries, Bidder and its Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule l3d-3 under the Exchange
Act) of more than fifteen percent of the Shares, whether from the Principal Shareholders, the Company or otherwise; or (ii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets of the Company (other than in the ordinary course of business) or, control of assets of the Company or its Subsidiaries in any case having a book value of ten percent or more of the Company's total consolidated assets, or for consideration equal to ten percent or more of the fair market value of all Shares on the date of this Agreement. Notwithstanding the foregoing, this
Section 3.6 shall not create any obligation for the Principal Shareholders to take any action or refrain from taking any action in a manner inconsistent with Chilean law.

         (b) As long as permitted by Chilean law, each of the Principal Shareholders agrees to advise and to cause each of its shareholders, members, owners, officers, directors, Affiliates (excluding the Company) or employees (excluding, however, any Person who is a director or officer of the Company) to advise Bidder orally and in writing of any request for information concerning the Shares, the Company or of any proposal or request for information in connection with or relating to an Alternative Transaction, the material terms and conditions of such request, proposal or Alternative Transaction and the identity of the Person making such request or proposal within one business day of the receipt of such request, and shall within such period deliver to Bidder a copy of any such request, proposal or Alternative Transaction. The Principal Shareholders will keep Bidder informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

         (c) Until the fifth anniversary of the consummation of the Offer, each of the Principal Shareholders and its respective shareholders, members or owners, shall not, and shall not permit any of their respective employees, agents or others under their control to, directly or indirectly, hire, recruit or otherwise solicit or induce any of those Persons identified on Exhibit D to terminate his employment or other relationship with the Company, the Company Subsidiaries or such successor.

         Section 3.7 INFORMATION. As long as permitted by Chilean law, the Principal Shareholders agree to advise and to cause each of its shareholders, members, owners, officers, directors, Affiliates or employees (excluding, however, any Person who is a director or officer of the Company) to advise Bidder, within one business day, orally and in writing of any request for information or comments from any governmental agency which could impact Bidder's ability to consummate the Offer. The Principal Shareholders agree to provide Bidder with the opportunity to review and comment on any filings with or correspondence to the Securities Authorities relating to the Offer or this Agreement.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

          Each of the Principal Shareholders, jointly and severally, hereby represents and warrants to Bidder as of the date of this Agreement:

         Section 4.1 ORGANIZATION AND QUALIFICATION. SH1 is a sociedad de responsabilidad limitada duly organized and validly existing under the Laws of the Republic of Chile. SH2 is a sociedad anonima duly organized and validly existing under the Laws of the Republic of Chile. Attached as Exhibit E hereto is a true and complete copy of the Company's restated Estatutos.

         Section 4.2 AUTHORITY. Each of the Principal Shareholders has all requisite power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized. No other action on the part of either of the Principal Shareholders or either of its respective shareholders or partners is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Principal Shareholders and constitutes the valid and binding obligation of each of the Principal Shareholders, enforceable against each of the Principal Shareholders in accordance with its terms.

         Section 4.3 NO CONFLICT. Neither the execution, delivery or performance of this Agreement nor the consummation by the Principal Shareholders of the transactions contemplated hereby, subject to compliance with filing and other requirements under applicable law, will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of either of the Principal Shareholders or (B) any resolution adopted by the relevant management body or members or shareholders, as the case may be, of the Principal Shareholders; (ii) contravene, conflict with, or result in a violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, principle of common or civil law, regulation, statute or treaty ("Legal Requirements") applicable to the Principal Shareholders or the PS Shares, or any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, made or rendered by any court, administrative agency or other governmental authority or by any arbitrator ("Orders") applicable to the Principal Shareholders or the PS Shares;

or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) applicable to the PS Shares, the Principal Shareholders or any of its Subsidiaries or by which any of their properties or other assets are legally bound, except for any contravention, conflict, violation, breach or right which would not materially impair the ability of the Principal Shareholders to consummate the transactions contemplated hereby. No governmental authority has or threatened in writing to commence any proceeding or action with respect to the Offer, this Agreement or the transactions contemplated hereby and no other Person has commenced any action, proceeding, application or claim before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational which would materially impair or delay the performance by the Principal Shareholders of their obligations under this Agreement.

         Section 4.4 TITLE TO THE PS SHARES. Each of the Principal Shareholders is the respective legal and beneficial owner of the PS Shares. The PS Shares have been duly issued, are fully paid and nonassessable and are free and clear of any lien, claim, charge, restriction on transfer, other encumbrance or rights of third parties, other than those liens identified on Schedule 4.4. Except for the Santa Elisa Contracts and the agreements contemplated herein, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the PS Shares or the share capital of the Company of which either of the Principal Shareholders is aware, without additional investigation. Upon the purchase of the PS Shares pursuant to the Offer, the Bidder will own the PS Shares free and clear of any lien, claim, charge, restriction on transfer, other encumbrance or rights of third parties, including without limitation any lien, claim, charge, restriction on transfer, other encumbrance or rights pursuant to the Santa Elisa Contracts, other than as the result of any action by the Bidder.

         Section 4.5 BROKERS. The Principal Shareholders have not entered into any agreement or understanding with any broker, investment banker, financial advisor or other Person with respect to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, which are payable by Bidder.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BIDDER

          Bidder hereby represents and warrants to the Principal Shareholders as of the date of this Agreement as follows:

         Section 5.1 ORGANIZATION AND QUALIFICATION. Bidder is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Bidder is not in default in the performance, observation or fulfillment of its articles of incorporation or by-laws.

         Section 5.2 AUTHORITY. The Board of Directors of -Bidder has approved this Agreement and the transactions contemplated hereby and Bidder has all requisite power and authority to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby and no shareholder approvals are required under Florida Law or otherwise. The execution and delivery of this Agreement has been duly authorized. This Agreement has been duly executed and delivered by Bidder and constitutes the valid and binding obligation of Bidder, enforceable against Bidder in accordance with its terms.

         Section 5.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the articles of incorporation or by-laws of Bidder or (B) any resolution adopted by the Board of Directors or the shareholders of Bidder; (ii) contravene, conflict with, or result in a violation of, or give any governmental authority or other person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirements or any Orders; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) applicable to Bidder or any of its Subsidiaries or by which any of their properties or other assets are legally bound. No governmental authority has commenced or threatened in writing to commence any proceeding or action with respect to the Offer, this Agreement or the transactions contemplated hereby and no other Person has commenced any action, proceeding, application or claim before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational which would materially impair or delay the performance by Bidder of its obligations under this Agreement.

         Section 5.4 SEC DOCUMENTS. Bidder has timely filed all reports required to be filed by it with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder. Each of such reports complied in all material respects with applicable requirements of the Securities Exchange Act. None of such reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 5.5 BROKERS. Bidder has not entered into any agreement or understanding with any broker, investment banker, financial advisor or other Person with respect to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, which are payable by the Principal Shareholders or the Company.

         Section 5.6 TENDER OFFER DOCUMENTS. (a) None of the Tender Offer Documents will, at the times such Tender Offer Documents are filed with any Securities Authority, are mailed to the shareholders of the Company or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not. misleading, except that no representation or warranty is made by Bidder with respect to information supplied in writing by the Principal Shareholders or any Affiliate of the Principal Shareholders expressly for inclusion therein. The Tender Offer Documents will comply as to form in all material respects with the provisions of the Securities Laws.

         Section 5.7 NO FILINGS OR CONSENTS. Other than the filings of the Tender Offer Documents, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, regulatory body or commission or other governmental authority or instrumentality, whether federal, state, or local and whether domestic or foreign, or any stock exchange in any jurisdiction, is required to be obtained by Bidder or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any regulatory approvals or consents that may be required pursuant to Argentine law and such other consents, approvals, orders, authorizations, registrations, declarations and filings that if not obtained or made, individually or in the aggregate, would not materially impair or delay the performance by Bidder of its obligations under this Agreement.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1 TERMINATION. This Agreement may be terminated at any time:

         (a) by mutual written consent of the Principal Shareholders and Bidder;

         (b) by the Principal Shareholders, if Bidder has not commenced the Offer within twenty-one (21) days following the execution of this Agreement, unless Bidder has not commenced the Offer within the above time-period as a result of a breach by the Principal Shareholders of any of their material obligations or agreements under this Agreement;

         (c) by Bidder, by giving written notice to the Principal Shareholders, upon the breach of the Principal Shareholders of their obligation under Section 3.3;

         (d) by Bidder, by giving written notice of such termination to the Principal Shareholders, if the Principal Shareholders shall have breached any of their material obligations or agreements under this Agreement, other than
Section 3.3, and such breach shall be incapable of cure or has not been cured within ten (10) days following the giving of written notice of such breach to the Principal Shareholders;

         (e) by either the Principal Shareholders, on the one hand, or Bidder, by giving written notice of such termination to the other party, if there shall be in effect any Law that prohibits the consummation of the Offer or any transactions contemplated hereby or if consummation of Offer or any the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental entity having competent jurisdiction;

         (f) by the Principal Shareholders, by giving written notice of such termination to Bidder, if Bidder shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within 10 days following the giving of written notice of such breach to Bidder;

         (g) by the Principal Shareholders, on the one hand, or the Bidder, if the Bylaw Amendment fails to be approved at the Shareholders' Meeting or at any adjournment or continuation thereof;

         (h) by the Principal Shareholders, on the one hand, or the Bidder, if the Offer expires or terminates in accordance with its terms without the purchase of Shares; or

         (i) upon the purchase of the PS Shares by the Bidder.

         Section 6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 6.1 hereof, this Agreement shall thereafter become void and have no effect, and neither party shall have any liability to the other or its respective Affiliates, directors, officers or employees, provided that nothing herein will relieve either party from liability for any breach of this Agreement prior to such termination.

                                  ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 SURVIVAL. Except for (a) the representations of the Principal Shareholders set forth in Section 4.4 with respect to title to the Shares which shall survive indefinitely in the event the Offer is consummated;
(b) the provisions of this Article 7; (c) the payment of the Release Amount as provided in Section 3.5(a) herein or requirement to purchase PS Shares as provided in Section 3.5(b), which each shall survive indefinitely whether or not the Offer is consummated; and (d) any covenant or agreement of the parties contained in this Agreement which, by its terms, shall survive the consummation of the Offer, the representations, warranties and covenants in this Agreement shall not survive the consummation of the Offer or the termination of this Agreement, except in the case of willful breach by either party thereof.

         Section 7.2 PUBLIC ANNOUNCEMENTS. During the term of this Agreement and thereafter neither party shall issue any press release or public announcement or make any statement to the news media or otherwise make or cause to be made any public statement regarding the existence of this Agreement or the intended cooperation between the parties or the fact that negotiations or discussions are taking place without the prior written consent of the other party (which shall not be unreasonably withheld), except as may be required by law, by order of any court or governmental or regulatory authority or body. The parties shall cooperate on, and seek to agree on the content of, all public announcements. Bidder acknowledges and agrees that the Principal Shareholders will disclose the existence and contents of this Agreement promptly after execution by the parties.

         Section 7.3 CONFIDENTIALITY. Bidder and the Principal Shareholders will maintain in confidence, and will cause their respective Subsidiaries, Affiliates, directors, officers, employees, advisors, agents and representatives to maintain in confidence, any written, oral or other information obtained in confidence from the other party in connection with this Agreement or the transactions contemplated hereby (including any proposed offers by Bidder to acquire capital stock of -the Company), unless -(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement or (c) the furnishing or use of such information is required by legal proceedings or applicable law. Whether or not the transactions contemplated by this Agreement are consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         Section 7.4 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement. Bidder covenants to use its best efforts to obtain any consents or approvals to consummate the Offer required by Law, including the consents referenced in paragraphs 8 and 12 of Exhibit A. Each of the Principal Shareholders covenants to and covenants to cause its shareholders, members, owners, officers, directors, Affiliates or employees (excluding, however, any person who owes a fiduciary duty to the Company) to use its best efforts, consistent with Chilean law, to cause duly authorized senior representatives of, or owners, members or shareholders of, each Principal Shareholder to appear with Bidder at any meeting (whether ordinary or extraordinary, and as may be adjourned or postponed) of the shareholders of the Company and to solicit holders of Shares or ADSs to (i) vote in favor of the Bylaw Amendments and (ii) tender their Shares or ADSs in the Offer. At Bidder's request, each Principal Shareholder will use its best effort, consistent with Chilean law, to provide Bidder with the Company's shareholders' list as provided by the Company to the SVS, and with the list of the holders of ADS, in both physical and electronic format. Each of the Principal Shareholders covenants to and covenants to cause its shareholders, members, owners, officers, directors, Affiliates or employees (excluding, however, any person who owes a fiduciary duty to the Company) to use its best efforts, consistent with Chilean law, to support and facilitate all Bidders' road shows and shareholders' presentations aimed at obtaining approval of the Bylaw Amendments and the tendering of the highest amount of Shares or ADSs in the Offer.

         Section 7.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, and the rights to the parties shall be governed by, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 7.6 FORUM. This Agreement shall be subject to the exclusive jurisdiction of the Federal Courts for the Southern District of New York and State courts of New York County in the State of New York. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of New York, and further irrevocably waive any claim that any suit, action or proceeding in the Borough of Manhattan, New York has been brought in an inconvenient forum.

         Section 7.7 REMEDIES CUMULATIVE; NO THIRD PARTY BENEFICIARIES. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such night, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Nothing in this Agreement shall convey any rights upon any person or entity which is not a party to this Agreement.

         Section 7.8 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

         Section 7.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         Section 7.10 AMENDMENT. This Agreement may not be amended except by a written instrument signed by each party hereto.

         Section 7.11 WAIVER. At any time either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; PROVIDED, HOWEVER, that any such extension or waiver is set forth in a writing executed by such party.

         Section 7.12 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and either party's rights hereunder may not be assigned without the prior written consent of the other party hereto, except that Bidder may assign in whole or in part, the right to purchase the Shares to one or more wholly-owned Subsidiaries, provided that no such assignment shall relieve Bidder of its obligations pursuant to this Agreement.

         Section 7.13 EXPENSES. Whether or not the purchase and sale of the Shares is consummated, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement and consummation of the transactions contemplated hereby.

         Section 7.14 COUNTERPARTS; HEADINGS. This Agreement may be executed in two counterparts, each of which shall be an original, but which together shall constitute one and the same instrument. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

         Section 7.15 NOTICES. All notices hereunder shall be given in writing and delivered personally or sent by reputable rapid courier (e.g., Federal Express, DHL or Airborne), by electronic mail (confirmed by facsimile), by facsimile, or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice).

          If to the Principal Shareholders, to:

                  Comercial e Inversiones Portfolio Limitada
                  Avenida Isidora Goyenechea N(degree) 3365, piso 15, Comuna de Las Condes
                  Santiago, Chile
                  Attn: Paula Kraushaar Ortiz de Zo rate
                  Phone:   011-562-366-1700
                  Fax:     011-562-366-9350

          With a copy to:

                  Carey y Cia. Ltda
                  Miraflores 222, 24th Floor
                  Santiago, Chile
                  Attn: Jose Antonio Silva, Esq.
                  Phone:   011-562-365-7200
                  Fax:     011-562-638-4985

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY 10022-6069
                  Attn: Stephen M. Besen, Esq.
                  Phone:   212-848-4000
                  Fax:     212-848-7179

          If to Bidder, to:

                  IVAX Corporation
                  4400 Biscayne Boulevard
                  Miami, FL 33131
                  Attn: Neil Flanzraich, President
                  Phone:   305-575-6000
                  Fax:     305-575-6049

          With a copy to:

                  IVAX Corporation
                  4400 Biscayne Boulevard
                  Miami, FL 33131
                  Attn: General Counsel
                  Phone:   305-575-6000
                  Fax:     305-575-6049

                  Akerman, Senterfitt & Eidson
                  SunTrust International Center, 28th Floor
                  One S.E. Third Avenue
                  Miamii, FL 33131-1714
                  Attn: Kara L. MacCullough, Esq.
                  Phone:   305-374-5600
                  Fax:     305-374-5095

                  Claro y Cia.
                  Apoquindo 3721 - 13th Floor
                  P.O. Box 1867
                  Postal Code 6760352
                  Santiago, Chile
                  Attn: Matias de Marchena, Esq.
                  Phone:   011-562-367-3000
                  Fax:     011-562-367-3003

          Any notice given by mail shall be effective seven days after posting, and any notice given by other means shall be effective when received.

         Section 7.16 SPECIFIC PERFORMANCE. Without limiting the rights of each party hereto to pursue other legal and equitable rights available to such party for any other party's failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. To the extent any party may be entitled to the benefit of any provision of law requiring any party in any suit, action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby to post security for litigation costs or otherwise post a performance bond or guaranty or to take any similar action, each party hereby irrevocably waives such benefit in each case to the fullest extent now or hereafter permitted under the laws of any such other jurisdiction.

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                       IVAX CORPORATION


                       By:
                           -------------------------------------------------
                       Name:    Neil Flanzraich
                       Title:   Vice Chairman and President


                       COMERCIAL E INVERSIONES PORTFOLIO LIMITADA


                       By:
                           -------------------------------------------------
                       Name:    Paula Kraushaar Ortiz de Zarate
                       Title:


                       INVERSIONES PORTFOLIO S.A.


                       By:
                           -------------------------------------------------
                       Name:    Paula Kraushaar Ortiz de Zarate
                       Title:

                      EXHIBIT A TO THE AGREEMENT TO TENDER

                        CONDITIONS OF THE BIDDER'S OFFER

1. The amendments to the Company's Bylaws shall have been approved and shall have become legalized and effective under Chilean law.

2. There shall not have been pending any action, proceeding, or claim by any person, domestic or foreign, which claim has a reasonable likelihood of success, or by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic or foreign or any statute, rule, regulation, order, judgment, decree or injunction enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, or, any other action taken, which (i) impedes the completion of the Offer, (ii) the acquisition of any significant portion of or all of the Shares, (iii) materially modifies the terms and conditions of the Offer, (including without limitation making it more expensive or onerous) (iv) restricts the completion of the Offer, or (v) makes the Offer illegal.

3. No change, event or development shall have occurred which has had or would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole.

4. There shall not have been a breach of Section 2.7 of the Agreement and, as a result of the information provided pursuant to Section 2.7 the Bidder, shall not have become aware of any facts or circumstances that indicate (i) that the Company's SEC Filings contained, at the time of their respective filing, untrue statements of material facts or omitted to state material facts necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and such untrue statements or omissions would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole, (ii) that any event or development shall have occurred which would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole from that reflected in the Company's SEC Filings or (iii) that the Company shall have changed its business or accounting practices from those in place on December 31, 1999 such that the Company's publicly reported financial statements as of and for the twelve month period ended December 31, 2000 or as of and for the three month period ended March 31, 2001 were materially misleading.

5.       There shall not have occurred:

         a. any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or Chilean securities exchange, other than the imposition by the New York Stock Exchange, The NASDAQ Stock

                  Market, the Santiago Stock Exchange, the Valparaiso Stock Exchange, the Electronic Stock Exchange of Chile, or the American Stock Exchange of daily suspensions per their respective rules or policies;

         b. a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, Argentina or Chile, whether mandatory or not mandatory;

         c. commencement of a war, armed hostilities, military coup d'etat, collapse of the government or other national or international crisis involving Argentina, Chile or the United States or acts of terrorism which materially disrupt the normal operations of the Company or either Argentina or Chile;

         d. a material adverse change or development involving a change in exchange controls, currency exchange rates or any suspension of, or limitation on, the markets for currency in Argentina, Chile or the United States;

         e. any devaluation of the Argentine peso in excess of 15% as published by the Central Bank of Argentina or as reported on any generally quoted market;

         f. any devaluation of the Chilean peso in excess of 10% as published by the Central Bank of Chile or as reported on any generally quoted market;

         g. any material change in taxation in Chile, including withholding affecting the Shares; or

         h. any change or development in foreign investment regulation in Chile, the effect of which is to make it, in the Bidder's reasonable judgment, impracticable to proceed with the Offer on the terms and in the manner contemplated.

6. The Company or any of its Subsidiaries shall not have, at any time after the commencement of the Offer:

         a. issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person, other than to the Company or a subsidiary of:

                  i.       any shares of its capital stock;

                  ii.      the capital stock of any of its Subsidiaries;

                  iii.     securities convertible into any such capital stock;

                  iv. any rights, warrants or options to acquire any such securities or any other securities of the Company or its Subsidiaries; or

                  v. any other securities in respect of, in lieu of, or in substitution for, the Company shares outstanding on March 31, 2001.

         b. declared, paid or proposed to declare or pay any dividend or distribution on the Shares after the date of commencement of the Offer;

         c. issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Shares, whether payable in cash, securities or other property;

         d.       altered any term of any outstanding security;

         e. issued, sold or authorized or announced or proposed the issuance of or sale to any person (other than pursuant to existing credit arrangements) of:

                  i.       any debt securities;

                  ii. any securities convertible into or exchangeable for debt securities; or

                  iii. any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities.

         f. split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Shares or the Company's or its Subsidiaries' capitalization;

         g. authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, joint venture, strategic alliance or similar arrangement involving any material assets, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business;

         h. amended or proposed or authorized any amendments to the Company's Bylaws or any other organizational documents, other than the Bylaw Amendments; or

         i. agreed in writing or otherwise to take any of the foregoing actions.

7. At least 67% of the Shares, including any Shares represented by ADS and the PS Shares, shall have been tendered as of the time the votes are cast at the Shareholders Meeting.

8. Bidder shall have been granted the necessary foreign investment approvals to be granted under DL 600 of Chile.

9.       The Company shall not have:

         a. entered into or invested in a line of business different from those in which the Company or its Subsidiaries is engaged as of the commencement of the Offer in an amount exceeding in the aggregate 5% of the Company's consolidated assets at the time of the action;

         b. commenced operations in a country in which the Company or its Subsidiaries is not operating on date of the commencement of the Offer with a direct or indirect investment in cash or other assets exceeding $10 million in the aggregate;

         c. disposed of, or created liens on, other than pursuant to existing credit facilities, assets of the Company or its Subsidiaries with a book value of more than $20 million in the aggregate;

         d. acquired assets, excluding raw materials or inventory purchased in the ordinary course, for consideration exceeding $20 million in the aggregate;

         e. increased the consolidated financial debt of the Company more than $20 million in the aggregate, including indebtedness for working capital;

         f. voluntarily or involuntarily withdrew from the market any of the Company's products that generated in excess of 5% of the net revenues of the Company during the fiscal year ended December 31, 2000;

         g. voluntarily or involuntarily terminated or modified, in any material adverse manner, an agreement or agreements that generated revenues of more than $20 million in the aggregate in the 12 months ended on March 31, 2001;

         h. voluntarily or involuntarily terminated a relationship with a supplier of any of the Company's products that generated in excess of 5% of the net revenues of the Company during its last fiscal year, which supplier is not promptly replaced;

         i. except in the ordinary course consistent with past practice materially increased the salary, paid any bonus or severance of any employee or entered into severance, change of control or long term employment agreements with any employee or any employment agreements with any newly hired senior manager;

         j. entered into an agreement with an affiliated party which is not in the ordinary course of a business consistent with past practice and is not terminable within 30 days without further liability;

         k. ceased to maintain insurance coverage substantially equivalent to the coverage in place as of the commencement of the Offer;

         l. taken any action to cause the Company to have a negative working capital on the business day prior to the Shareholders Meeting or on the business day prior to the Expiration Date;

         m.       ceased operation in Chile, Peru or Argentina;

         n. made a material change in the Company's accounting practices (other than as required by U.S. or Chilean GAA-P) or regulatory compliance procedures;

         o. waived, released, assigned, settled or compromised any claims or litigation involving amounts or other rights or assets in excess over $5 million; or

         p.       agreed to do any of the foregoing.

10. Subsequent to the Shareholders Meeting, any event or incident has occurred, or a claim made, which has a reasonable likelihood of success, that (i) would reasonably be expected to reduce the Company's revenues or net income by more than 10% in the 12 month period ending on March 31, 2002 as compared to the 12 month period ending on March 31, 2001, (ii) increased, or would reasonably be expected to increase, the liabilities, contingent or otherwise, by $20 million in the aggregate, or (iii) destroyed or otherwise impaired, or would reasonably be expected to impair, tangible assets (other than as covered by insurance) or intangible assets by 15%.

11. The Company shall not have directly or indirectly paid, expended or accrued investment banking, legal, accounting, professional, or other advisory fees and costs of any nature in excess of 1.1% of the aggregate Offer Price (assuming purchase of all the Shares) reasonably related to the Offer, or this Agreement or the transactions related thereto, either on behalf of itself or any of the Principal Shareholders or any Affiliate thereof, provided, however, that this paragraph 11 shall be inapplicable in the case of any Competing Offer.

12. Any regulatory consents or approvals required to consummate the Offer under Argentine antitrust law shall have been obtained.

                      EXHIBIT B TO THE AGREEMENT TO TENDER

1. The Company or any of its Subsidiaries shall not have, at any time after the execution of the Agreement:

         a. issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person, other than to the Company or a subsidiary, of:

                  i.       any shares of its capital stock;

                  ii.      the capital stock of any of its Subsidiaries;

                  iii.     securities convertible into any such capital stock;

                  iv. any rights, warrants or options to acquire any such securities or any other securities of the Company or its Subsidiaries; or

                  v. any other securities in respect of, in lieu of, or in substitution for, the Company shares outstanding on March 31, 2001;

         b. declared, paid or proposed to declare or pay any dividend or distribution on the Shares after the date of commencement of the Offer;

         c. issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Shares, whether payable in cash, securities or other property;

         d. altered or proposed to alter any term of any outstanding security;

         e. issued, sold or authorized or announced or proposed the issuance of or sale to any person of:

                  i.       any debt securities;

                  ii. any securities convertible into or exchangeable for debt securities; or

                  iii. any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities.

         f. split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Shares or the Company's or its Subsidiaries' capitalization;

         g. authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, joint venture, strategic alliance or similar arrangement, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced;

         h. amended or proposed or authorized any amendments to the Company's Bylaws or any other organizational documents, other than the Bylaw Amendments; or

         i. agreed in writing or otherwise to take any of the foregoing actions.

2.       The Company shall not have since the execution of the Agreement:

         a. entered into or invested in a line of business different from those in which the Company or its Subsidiaries is engaged as of the commencement of the Offer in an amount exceeding in the aggregate 5% of the Company's consolidated assets at the time of the action;

         b. commenced operations in a country in which the Company or its Subsidiaries is not operating on date of the commencement of the Offer with a direct or indirect investment in cash or other assets exceeding $10 million in the aggregate;

         c. disposed of, or created liens on, other than pursuant to existing credit facilities, assets of the Company or its Subsidiaries with a book value of more than $20 million in the aggregate;

         d. acquired assets, excluding raw materials or inventory purchased in the ordinary course, for consideration exceeding $20 million in the aggregate; -

         e. increased the consolidated financial debt of the Company more than $20 million in the aggregate, including indebtedness for working capital;

         f. voluntarily or involuntarily withdrew from the market any of the Company's products that generated in excess of 5% of the net revenues of the Company during the fiscal year ended December 31, 2000;

         g. voluntarily or involuntarily terminated or modified, in any material adverse manner, an agreement or agreements that generated revenues of more than $20 million in the aggregate in the 12 months ended on March 31, 2001;

         h. voluntarily or involuntarily terminated a relationship with a supplier of any of the Company's products that generated in excess of 5% of the net revenues of the Company during the fiscal year ended December 31, 2000, which supplier is not promptly replaced;

         i. except in the ordinary course consistent with past practice materially increased the salary, paid any bonus or severance of any employee or entered into severance, change of control or long term employment agreements with any employee or any employment agreement with any newly hired senior manager;

         j. entered into an agreement with an affiliated party which is not in the ordinary course of business consistent with past practice and is not terminable within 30 days without further liability;

         k. ceased to maintain insurance coverage substantially equivalent to the coverage in place as of the commencement of the Offer;

         l. taken any action to cause the Company to have a negative working capital on the business day prior to the Shareholders Meeting or on the business day prior to the Expiration Date;

         m.       ceased operation in Chile, Peru or Argentina;

         n. made a material change in the Company's accounting practices (other than as required by U.S. or Chilean GAAP) or regulatory compliance procedures;

         o. waived, released, assigned, settled or compromised any claims or litigation involving amounts or other rights or assets in excess over $5 million; or

         p.       agreed to do any of the foregoing.